EXHIBIT 8.1

                        Amendment to Custodial Agreement

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                                  AMENDMENT TO

                            GLOBAL CUSTODY AGREEMENT

                     BETWEEN THE CHASE MANHATTAN BANK, N.A.

                          AND THE BIG EDGE SERIES FUND


         This Amendment is made as of the 1st day of May, 1992 to the Global Custody Agreement between THE CHASE MANHATTAN BANK, N.A. (THE "BANK") and THE BIG EDGE SERIES FUND (THE "CUSTOMER") dated May 1, 1990 (hereinafter called the "Agreement").

         The Agreement is amended by changing the name of the Customer referenced in the introductory paragraph to "The Phoenix Edge Series Fund".

         The Agreement is further amended by adding the following as the last paragraph in Section 1 ("Customer Accounts"):

                  The Accounts established and separately accounted for under terms of this Agreement are the International Series, Money Market Series, Growth Series, Bond Series, Total Return Series and Balanced Series.

         The Agreement is further amended by substituting the following Section 13 ("Fees and Expenses"):

                  With respect to the International Series, the Customer agrees to pay the Bank for its services under this Agreement such amount as may be agreed upon in writing, together with the Bank's reasonable out-of-pocket or incidental expenses, including, but not limited to legal fees. With respect to the Money Market, Growth, Bond, Total Return and Balanced Series, Phoenix Mutual Life Insurance Company shall pay the Bank for its services under this Agreement such amount as may agreed upon by the Customer and the Bank in writing, together with the Bank's reasonable out-of-pocket expenses.

                  For its services for the International Series, the Bank shall have a lien on and is authorized to charge the Account for the International Series for any amount owing to the Bank under any provision of this Agreement.

         The Agreement is further amended by substituting the following addresses for the Bank in Section 14(h) ("Notices"):

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                  Bank (for International Series):

                  The Chase Manhattan Bank, N.A.
                  1211 Avenue of the Americas
                  New York, NY  10036
                  Attention:  Global Custody Division

                  Bank (for Series other than International Series):

                  The Chase Manhattan Bank, N.A.
                  1 Chase Manhattan Plaza
                  Floor 3B
                  New York, NY  10081

         The Agreement is further amended by adding the following paragraph (j) to Section 14 ("Miscellaneous"):

                  (j) It is expressly agreed that the obligations of the Customer hereunder shall not be binding upon any persons individually, but shall bind only the trust property of the Fund, as provided in the Declaration of Trust filed with the Secretary of the Commonwealth of Massachusetts. The execution and delivery by an officer of the Fund, acting at the direction of the Trustees, shall not be deemed to have been made by any of the aforementioned individually or to be binding upon or impose any liability on any of them personally, but shall bind only the trust property of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Agreement to be executed as of the date first above written.

                                       THE BIG EDGE SERIES FUND

                                       By ______________________________________

                                       _________________________________________
                                                          Title



                                       THE CHASE MANHATTAN BANK, N.A.


                                       By ______________________________________

                                       _________________________________________
                                                          Title